EXHIBIT 5.2

May 25, 2018
Stage Stores, Inc.
2425 West Loop South
Houston, TX 77027

Re: Stage Stores, Inc. - Post-Effective Amendment No. 1 to Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Stage Stores, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration Number 333-160758) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”).

On June 1, 2017, the shareholders of the Company approved the Stage Stores 2017 Long-Term Incentive Plan (the “2017 Plan”). The total number of shares of Company stock that may be granted under the 2017 Plan includes, in addition to 1,365,654 new shares registered on a Form S-8 Registration Statement (Registration Number 333-218109) filed May 19, 2017, up to 2,625,718 shares, $0.01 par value, of the Company’s common stock that were subject to outstanding awards under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) that may become available for future awards under the 2017 Plan as provided for in the 2017 Plan. As of May 13, 2018, there were 2,155,514 shares of the Company’s Common Stock that were subject to outstanding awards under the 2008 Plan that have or may become issuable under the 2017 Plan, 355,514 of which remain registered on the Form S-8 Registration Statement (Registration Number 333-160758) filed on July 23, 2009 (the “Carryover Shares”).

In rendering the opinions expressed herein, we have examined, to the extent deemed necessary, originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of the opinions, including: (a) the Post-Effective Amendment, (b) the 2008 Plan, (c) the 2017 Plan, (d) the Company’s Amended and Restated Articles of Incorporation, as currently in effect, (e) the Company’s Amended and Restated Bylaws, as currently in effect, and (f) certain corporate records of the Company, including resolutions adopted by the Company’s Board of Directors (the “Board”) and by the Compensation Committee of the Board.

In rendering the opinions expressed herein, we have also assumed: (a) the genuineness of all signatures, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and (iv) the correctness and accuracy of all facts set forth in this opinion.

May 25, 2018
Stage Stores, Inc.
Post-Effective Amendment No. 1 to Form S-8 Registration Statement

Based upon and subject to the foregoing and subject to the exceptions, qualifications and limitations set forth below, we are of the opinion that:

1. The Carryover Shares have been duly authorized; and

2. When issued in accordance with the provisions of the 2017 Plan, the Carryover Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to us therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,
/s/ McAfee & Taft A Professional Corporation
McAfee & Taft A Professional Corporation